                                                                  EXHIBIT (c)(1)

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               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                          dated as of November 2, 1996

                                     among

                           J.C. PENNEY COMPANY, INC.

                         OMEGA ACQUISITION CORPORATION

                                      and

                               ECKERD CORPORATION


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

                         TABLE OF CONTENTS


                                                             Page

                             ARTICLE I

                             THE OFFER........................  2
     SECTION 1.1    The Offer.................................  2
     SECTION 1.2    Company Action............................  4
     SECTION 1.3    Directors.................................  5

                            ARTICLE II

                            THE MERGER........................  6
     SECTION 2.1    The Merger................................  6
     SECTION 2.2    Closing...................................  7
     SECTION 2.3    Effective Time............................  7
     SECTION 2.4    Effects of the Merger.....................  8
     SECTION 2.5    Certificate of Incorporation; By-laws.....  8
     SECTION 2.6    Directors; Officers.......................  8

                            ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL
               STOCK OF THE CONSTITUENT CORPORATIONS..........  8
     SECTION 3.1    Effect on Capital Stock...................  8
     SECTION 3.2    Stock Options............................. 10

                            ARTICLE IV

                        PAYMENT FOR SHARES.................... 11
     SECTION 4.1    Payment For Shares........................ 11

                             ARTICLE V

                  REPRESENTATIONS AND WARRANTIES.............. 15
     SECTION 5.1    Representations and Warranties
                      of Company.............................. 15
     SECTION 5.2    Representations and Warranties
                      of Parent and Purchaser................. 28

                            ARTICLE VI

                             COVENANTS........................ 34
     SECTION 6.1    Conduct of Business of Company............ 34

                                                             Page
                            ARTICLE VII

                       ADDITIONAL AGREEMENTS.................. 37
     SECTION 7.1    Preparation of the Proxy Statement
                      and the Form S-4; Accountant's Letters.. 37
     SECTION 7.2    Stockholders Meeting...................... 39
     SECTION 7.3    Access to Information; Confidentiality.... 39
     SECTION 7.4    Best Efforts.............................. 40
     SECTION 7.5    Indemnification; Directors'
                      and Officers Insurance.................. 40
     SECTION 7.6    Public Announcements...................... 42
     SECTION 7.7    No Solicitation; Acquisition Proposals.... 42
     SECTION 7.8    Consents, Approvals and Filings........... 44
     SECTION 7.9    Stockholder Litigation.................... 45
     SECTION 7.10   Board Action Relating to
                      Stock Option Plans...................... 45
     SECTION 7.11   Employment and Employee Benefit Matters... 45
     SECTION 7.12   Affiliates and Certain Stockholders....... 45
     SECTION 7.13   NYSE Listing.............................. 46

                           ARTICLE VIII

                       CONDITIONS PRECEDENT................... 46
     SECTION 8.1    Conditions to Each Party's Obligation
                      to Effect the Merger.................... 46
     SECTION 8.2    Conditions to Obligations of Parent
                      and Purchaser........................... 46
     SECTION 8.3    Conditions to Forward Merger.............. 47

                            ARTICLE IX

                 TERMINATION, AMENDMENT AND WAIVER............ 47
     SECTION 9.1    Termination............................... 47
     SECTION 9.2    Effect of Termination..................... 49
     SECTION 9.3    Amendment................................. 49
     SECTION 9.4    Extension; Waiver......................... 50
     SECTION 9.5    Procedure for Termination,
                      Amendment, Extension or Waiver.......... 50

                             ARTICLE X

                        GENERAL PROVISIONS.................... 50
     SECTION 10.1   Nonsurvival of Representations
                      and Warranties.......................... 50
     SECTION 10.2   Fees and Expenses......................... 50
     SECTION 10.3   Definitions............................... 51
     SECTION 10.4   Notices................................... 52
     SECTION 10.5   Interpretation............................ 52

                                                             Page

     SECTION 10.6   Counterparts.............................. 53
     SECTION 10.7   Entire Agreement;
                      Third-Party Beneficiaries............... 53
     SECTION 10.8   Governing Law............................. 53
     SECTION 10.9   Assignment................................ 53
     SECTION 10.10  Enforcement............................... 53
     SECTION 10.11  Severability.............................. 54

        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 2, 1996, among J.C. PENNEY COMPANY, INC., a Delaware corporation ("Parent"), OMEGA ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and ECKERD CORPORATION, a Delaware corporation ("Company").


                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and Company have determined that it would be advisable and in the best interests of their respective stockholders for Company to merge with and into Purchaser pursuant and subject to the terms and conditions set forth in this Agreement (the "Forward Merger");

     WHEREAS, if the Stock Condition (as defined herein) has not been met, the parties desire to permit an alternate merger structure providing for the merger of Purchaser with and into Company (the "Reverse Merger"), and the surviving corporation shall thereby become a wholly-owned subsidiary of Parent;

     WHEREAS, to effect either such transaction, it is proposed that Purchaser shall make a tender offer (the "Offer") to acquire 35,252,986 shares of Company's common stock, $.01 par value per share (the "Shares"), or such other number of shares representing 50.1% of Company's outstanding shares, at a price per share of $35, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Consideration"), pursuant and subject to the terms and conditions set forth in this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Company and Parent have entered into a Stock Option Agreement (the "Stock Option Agreement") attached as Exhibit C;

     WHEREAS, for Federal income tax purposes, it is intended that the Forward Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     WHEREAS, Parent, Purchaser and Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1  The Offer.  (a) Provided that this Agreement shall not have
                  ---------
been terminated pursuant to Article IX and none of the events or conditions set forth in Exhibit A shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer as promptly as practicable (but in no event later than the fifth business day from and including the date of the initial public announcement of the execution and delivery of this Agreement). Subject to the terms and conditions of the Offer, Purchaser shall accept for payment at the Offer Consideration (and thereby purchase) and pay for 35,252,986 of the Shares that have been validly tendered and not withdrawn pursuant to the Offer (or such other number of shares representing 50.1% of Company's outstanding shares) prior to its expiration date, as it may be extended in accordance with the terms of the Offer (the "Acceptance Date"). The obligation of Purchaser to commence the Offer and accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A hereto including, without limitation, the Minimum Condition (as defined in Exhibit A). Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the written consent of Company, Purchaser shall not (i) reduce or increase the number of Shares sought to be purchased pursuant to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) change the form of consideration to be paid in the Offer, (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares or (v) waive satisfaction of the Minimum Condition, provided
                                                                      --------
that if the price per Share payable in the Offer is increased, the number of Shares of Parent Common Stock into which each Share is to be converted in the Forward Merger will be increased to that number of Shares of Parent Common Shares having a market value, based upon the closing price of such Shares on the New York Stock Exchange Composite Tape on the day the offer price per Share is increased, equal to the Offer Consideration.

     (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1") which will contain the offer to purchase and the form of the related letter of transmittal (the Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, collectively, the "Offer Documents"). Parent, Purchaser and Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to give Company and its counsel a reasonable opportunity to review and comment upon any Offer Document to be filed with the SEC prior to making any such filing and to provide Company and its counsel with copies of any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent and Purchaser agree that Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived; provided that notwithstanding the foregoing,
                             --------
Purchaser may, without the consent of Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled expiration date of the Offer for a period not to exceed five business days. Notwithstanding anything to the contrary contained herein, (i) Purchaser may without the consent of Company, extend the Offer so as to comply with applicable rules and regulations of the SEC and (ii) so long as this Agreement has not been terminated in accordance with its terms, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Shares shall not be satisfied or waived, Purchaser shall extend the Offer on one or more occasions.

     (d) Purchaser May Transfer Obligations.  Purchaser shall have the right,
         ----------------------------------
effective upon written notice to Company, to transfer or assign, in whole or from time to time in part, to Parent or to one or more other wholly-owned Subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering stockholders to receive payment for their Shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 1.2  Company Action.  (a)  Company hereby approves of and consents
                  --------------
to the Offer and represents and warrants that Company's Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Company, (ii) approved this Agreement, the Offer at the Offer Consideration and the Merger, including for purposes of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) resolved to recommend that the stockholders of Company that wish to receive cash for their Shares accept the Offer and tender their Shares thereunder to Purchaser for the Offer Consideration and that Stockholders approve and adopt this Agreement and the Merger. Company hereby consents to the inclusion of such recommendation and approval in the Offer Documents; provided,
                                                                      --------
however, that Company's Board of Directors may withdraw, modify or change such
-------
recommendation to the extent that it determines after consultation with and based upon the advice of independent legal counsel to Company, that the failure to do so would result in a breach of the Board of Director's fiduciary duties under applicable laws. Company further represents that Merrill Lynch, Pierce, Fenner & Smith Incorporated, Company's financial advisor ("Merrill Lynch"), has delivered to Company's Board of Directors the opinion of Merrill Lynch that the Offer Consideration and Merger Consideration (as defined in Section 3.1(d)) to be received by the stockholders of Company pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

     (b) Company hereby agrees, subject to the terms and conditions set forth herein, to file as promptly as practicable with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9 together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a) and to mail the
Schedule 14D-9 to the stockholders of Company concurrently with the commencement of the Offer; provided, however, that Company's Board of Directors may withdraw,
              --------  -------
modify or change such recommendation to the extent that it determines after consultation with and based upon the advice of independent legal counsel to Company, that the failure to do so would result in a breach of the Board of Director's fiduciary duties under applicable laws. Each of Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws. Company agrees to afford Parent and its counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its being filed with the SEC and to provide Parent and its counsel with copies of any comments Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels, securities position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in any of such lists or labels and the additional information referred to in the preceding sentence, will use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to Company all copies of such information then in their possession.

     SECTION 1.3  Directors.  (a)  Promptly upon the purchase by Parent or
                  ---------
Purchaser of Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of (i) the total number of directors on Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage (expressed as a decimal) that the number of Shares beneficially owned by Parent and Purchaser bears to the total number of Shares outstanding. Company shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take all action necessary to cause all of Parent's designees to be elected or appointed to Company's Board of Directors, including, without limitation, by increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. In addition, Company shall cause persons designated by Parent to constitute the same percentage of members on (i) each committee of the Board, (ii) each board of directors of each Subsidiary of Company and (iii) each committee of each such board, in each case, as Parent is entitled pursuant to this Section 1.3 to designate to Company's Board of Directors. The date on which Parent's designees constitute a majority of Company's Board of Directors is herein referred to as the "Control Date."

     (b) Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 included in the Schedule 14D-9.

     (c) From and after the Control Date, if any, and prior to the Effective Time (as defined in Section 2.3), any amendment of this Agreement, any termination of this Agreement by Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder or any waiver thereof, any waiver of any condition to the obligations of Company or any of Company's rights hereunder or other action by Company hereunder will require the concurrence of, and shall be effective only if approved by, a majority of the directors of Company then in office who are not affiliates of Parent and were not designated by Parent (the "Company Designees"), which action shall be deemed to constitute the action of the full Board of Directors even if such majority of Company Designees does not constitute a majority of all directors then in office; provided, that, if there shall be no Company Designees, such actions may
        --------
be effected by majority vote of the entire Board of Directors except that no such action shall amend the terms of this Agreement in a manner adverse to the stockholders of Company.



                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1  The Merger.  Upon the terms and subject to the conditions set
                  ----------
forth in this Agreement, and in accordance with the DGCL, the Forward Merger shall be effected and Company shall be merged with and into Purchaser at the Effective Time (as defined in Section 2.3); provided, however, that if (i) the
                                            --------  -------
aggregate market value of the shares of Parent Common Stock (as hereinafter defined) deliverable pursuant to Section 3.1(c) hereof upon consummation of the Forward Merger, based upon the closing price of such stock on the New York Stock Exchange Composite Tape on the date immediately prior to the Effective Time (the "Stock Value"), would be less than 45% of the sum of (y) the Stock Value and (z) the aggregate amount paid by Purchaser to purchase Shares pursuant to the Offer or (ii) either (A) Weil, Gotshal & Manges LLP is unable to deliver to Parent the opinion referred to in Section 8.3(b) or (B) Shearman & Sterling is unable to deliver to Company the opinion referred to in Section 8.3(a) (the requirement that the Stock Value be at least 45% of such sum and that such opinions be delivered being hereinafter referred to as the "Stock Condition"), then the Reverse Merger shall be effected and Purchaser shall be merged with and into Company at the Effective Time. Notwithstanding anything to the contrary contained herein, Parent may, in its sole discretion, increase the number of shares of Parent Common Stock into which the Shares shall be converted in the Forward Merger constituting the Stock Merger Consideration (as defined in
Section 3.1(d)) so as to satisfy the Stock Condition. At the Effective Time, if the Forward Merger is effected, then the separate existence of Company shall cease and Purchaser shall continue as the surviving corporation under the name "Company" or, if the Reverse Merger is effected, then the separate existence of Purchaser shall cease and Company shall continue as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, shall be herein referred to as the "Surviving Corporation" and the Forward Merger and Reverse Merger shall collectively be referred to as the "Merger."

     SECTION 2.2  Closing.  Unless this Agreement shall have been terminated and
                  -------
the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.3  Effective Time.  The parties hereto will file with the
                  --------------
Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 2.4  Effects of the Merger.  The Merger shall have the effects set
                  ---------------------
forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.5  Certificate of Incorporation; By-laws.  At the Effective Time,
                  -------------------------------------
Purchaser's certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation and shall be amended so that Article I thereof reads in its entirety as follows: "The name of the corporation is Company Corporation." At the Effective Time, the by-laws of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.6  Directors; Officers.  From and after the Effective Time, (a)
                  -------------------
the directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION 3.1  Effect on Capital Stock.  As of the Effective Time, by virtue
                  -----------------------
of the Merger and without any action on the part of any holder of (i) Shares or any other capital stock of Company or (ii) any shares of capital stock of Sub:

     (a)  Common Stock of Purchaser.  Each share of common stock of Purchaser
          -------------------------
issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the

Merger and without any action on the part of the holder thereof, be converted into and become, or remain in the case of the Forward Merger, one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b)  Cancellation of Treasury Shares and Parent-Owned Shares.  Each Share
          -------------------------------------------------------
issued and outstanding immediately prior to the Effective Time that is owned by Company or by Parent, Purchaser or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Shares.  Each Share issued and outstanding immediately
         --------------------
prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares in the case of the Reverse Merger) shall be converted into the right to receive the Merger Consideration (as defined below) upon surrender of the certificate formerly representing such Share in accordance with this Agreement.

     (d) Merger Consideration.  "Merger Consideration" shall mean (i) if the
         --------------------
Stock Condition has been satisfied and the Forward Merger is effected, 0.6604 shares of Parent's common stock, $.50 par value per share ("Parent Common Stock") (together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 14, 1990, as amended, between Parent and Chase Mellon Shareholder Services L.L.C., as rights agent), or such other number of shares of Parent Common Stock to which such number shall have been increased in accordance with Section 1.1 or 2.1 (the "Stock Merger Consideration"), or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, the Offer Consideration.

     (e) Dissenting Shares.  Notwithstanding anything in this Agreement to the
         -----------------
contrary, in the event the Reverse Merger is effected, Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such

Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 3.1(e). Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. In the event the Forward Merger is effected, holders of Shares issued and outstanding immediately prior to the Effective Time shall not be entitled to demand an appraisal of such Shares in accordance with Section 262 of the DGCL.

     SECTION 3.2  Stock Options.  (a) Each holder of a then outstanding option
                  -------------
to purchase Shares (collectively, "Options") under Company's 1993 Stock Option and Incentive Plan and 1995 Stock Option and Incentive Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to receive from Company for each share subject to such Option an amount in cash equal to the difference between the Offer Consideration and the per share exercise price of such Option, to the extent the Offer Consideration is greater than the per share exercise price of such Option (such excess amount, the "Option Consideration");

provided, however, that with respect to any person subject to Section 16(a) of
--------  -------
the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

     (b) At the Effective Time, each outstanding Option other than Options for which an election to receive cash in settlement thereof has been made pursuant to Section 3.2(a), shall be assumed by Parent and shall constitute a vested option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including, without limitation, term, exercisability, status as an "incentive stock option" under
Section 422 of the Code, and termination provisions, the same number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below); at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Shares immediately prior to the Effective Time divided by the Option Exchange Ratio; provided, however, that in
                                                     --------  -------
the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. The "Option Exchange Ratio" shall mean (i) if the Stock Condition has been satisfied and the Forward Merger is effected, the Stock Merger Consideration, or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, the ratio determined by dividing (x) by (y), where
(x) is the Offer Consideration and (y) is the average of the mean of the high and low trading prices of the Parent Common Stock on each of the five consecutive trading days up to and including the date the Effective Time occurs.

     (c) Not later than 30 days prior to the Effective Time, Company shall provide each holder of an Option an election form pursuant to which each such holder may make the election specified in Section 3.2(a). Company shall also use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.2 and, with respect to the Options for which an election to receive cash in settlement thereof has been made, to cause each such Option to be surrendered to Company and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of an Option to Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

     (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of substitute Options pursuant to the terms set forth in Section 3.2(b). As soon as practicable after the Effective Time, the shares of Parent Common Stock subject to Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statements for so long as the substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common stock subject to Options to be listed on the NYSE and such other exchanges as Parent shall determine.


                                   ARTICLE IV

                               PAYMENT FOR SHARES

     SECTION 4.1  Payment For Shares.  (a)  Payment Fund.  Immediately prior to
                  ------------------        ------------
the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares, (i) if the Forward Merger is effected, certificates for the shares of Parent Common Stock representing the aggregate Merger Consideration or (ii) if the Reverse Merger is effected, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration (hereinafter collectively referred to as the "Payment Fund").

     (b) Letter of Transmittal; Surrender of Certificates.  As soon as
         ------------------------------------------------
reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Purchaser or any of their Subsidiaries) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof (A) if the Forward Merger has been effected, a certificate representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 4.1) which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 3.1(c) of this Agreement or (B) if the Reverse Merger has been effected, cash in an amount equal to the product of (x) the number of Shares theretofore represented by such Certificate and (y) the Merger Consideration, and, in either case, the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

     (c) Cancellation and Retirement of Shares; No Further Rights.  As of the
         --------------------------------------------------------
Effective Time, all certificates representing Shares (other than certificates representing Shares to be cancelled in accordance with Section 3.1(b) or in the case of the Reverse Merger Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Shares shall cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article IV, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to Section 3.1(d), to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.


     (d) No Fractional Shares.  (i) No certificates or scrip representing
         --------------------
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 3.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) In lieu of any such fractional shares, the Paying Agent shall, as soon as practicable after the Effective Time, aggregate all such fractional interests (collectively, the "Fractional Shares") and, at Parent's option, such Fractional Shares shall be purchased by Parent or otherwise sold by the Paying Agent as agent for the holders of such Fractional Shares, in either case, at the then prevailing price on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided hereinafter. Until the net proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Paying Agent shall retain such proceeds in trust for the benefit of such holders as part of the Payment Fund. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Paying Agent, incurred in connection with such sale of the Fractional Shares. To the extent not purchased by Parent, the sale of the Fractional Shares by the Paying Agent shall be executed on the NYSE or through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. In either case, the

Paying Agent will determine the portion, if any, of the net proceeds of such sale to which each holder of Fractional Shares is entitled by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares by a fraction the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled.

     (e) Investment of Payment Fund.  The Paying Agent shall invest the Payment
         --------------------------
Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million; and any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

     (f) Termination of Payment Fund.  Any portion of the Payment Fund which
         ---------------------------
remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article IV shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

     (g) No Liability.  None of Parent, Purchaser, the Surviving Corporation or
         ------------
the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 5.1(c))), any amounts payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Withholding Rights.  Parent shall be entitled to deduct and withhold,
         ------------------
or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.1  Representations and Warranties of Company.  Company represents
                  -----------------------------------------
and warrants to Parent and Purchaser as follows:

     (a) Organization, Standing and Corporate Power.  Each of Company and each
         ------------------------------------------
Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted except in the case of the Subsidiaries, where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Company. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Company. Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement.

     (b) Capital Structure.  The authorized capital stock of Company consists of
         -----------------
(i) 96,481,272 shares of voting common stock, $.01 par value per share, (ii) 3,518,728 shares of non-voting common stock, $.01 par value per share, and (iii) 20,000,000 shares of preferred stock, $.01 par value per share. At the close of business on September 30, 1996: (i) 70,365,241 shares of voting common stock were issued and outstanding, 3,763,283 shares of voting common stock were reserved for issuance pursuant to Stock Option Plans and no shares of common stock were held by Company in its treasury. Except as set forth in the immediately preceding sentence, at the close of business on September 30, 1996, no shares of capital stock (including, without limitation, non-voting common stock or preferred stock) or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Except as disclosed in Section 5.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary of Company have been validly issued and are fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as defined in Section 10.3). Except as set forth above or in Section 5.1(b) of the Disclosure Schedule, and except for the Stock Option Agreement, neither Company nor any Subsidiary of Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Company or any Subsidiary of Company or (ii) restricts the transfer of Company Common Stock.

     (c) Authority; Noncontravention.  Company has the requisite corporate power
         ---------------------------
and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 7.2 with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 7.2. The Board of Directors of Company has taken all action necessary to ensure that the restrictions on business combinations set forth in Section 203 of the DGCL do not, and will not, apply to the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. Except as disclosed in Section

5.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Company or the comparable documents of any Subsidiary of Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Company. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to the approval by the stockholders of Company of the Merger and certain other corporate matters (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, a Rule 13e-3 transaction statement on Schedule 13E-3 (the "Schedule 13E-3") to be jointly filed, if required, by Company, Parent and Purchaser), (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental liquor authorities approvals, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 5.1(c) of the Disclosure Schedule and (vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect on Company or the Surviving Corporation.

     (d) SEC Documents.  (i) Company has filed all required reports, schedules,
         -------------
forms, statements and other documents with the SEC since January 1, 1993 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principals (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     (e) Information Supplied.  None of the information supplied or to be
         --------------------
supplied by Company specifically for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance by Parent of shares of Parent Common Stock in the Forward Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time that it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Offer Documents will, at the date on which the Offer Documents are filed with the SEC and at the Acceptance Date, and the Proxy Statement and the Schedule 13E-3 (if required to be filed) will, at the time they are filed with the SEC, at any time that they are amended or supplemented, at the time the Proxy

Statement is mailed to Company's stockholders and at the time of the Stockholders Meeting referred to in Section 7.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Schedule 14D-9 and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in such documents.

     (f) Absence of Certain Changes or Events; No Undisclosed Material
         -------------------------------------------------------------
Liabilities.
-----------

     (i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 5.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, destruction, damage or loss which has or is reasonably likely to have, a Material Adverse Effect on Company, (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions in the ordinary course of business; (F) any material labor dispute involving the employees of Company or its Subsidiaries; (G) any change by Company in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles; (H) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down, or determination exceeds

$5 million individually or $15 million in the aggregate; or (I) any agreements by Company to (1) do any of the things described in the preceding clauses (A) through (H) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Company in this Agreement untrue or incorrect.

     (ii) Except as set forth in Section 5.1(f) of the Disclosure Schedule, as of the date hereof, there are no liabilities of Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, whether due or to become due, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect with respect to Company, other than as set forth in the Filed SEC Documents.

     (g) Absence of Changes in Benefit Plans.  Except as disclosed in the Filed
         -----------------------------------
SEC Documents or in Section 5.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment or any agreement to adopt or amend in any material respect by Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 5.1(h)).

     (h) Benefit Plans.  (i)  Each "employee pension benefit plan" (as defined
         -------------
in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other material plan, arrangement, policy or payroll practice (written or oral) including but not limited to stock option, stock purchase, incentive compensation, deferred compensation, severance, vacation pay, company awards, salary continuation for disability, sick leave, insurance, bonus or other incentive or employee benefit plan, in each case, maintained or contributed to, or required to be maintained or contributed to, by Company and/or its Subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of Company or any of its Subsidiaries (all the foregoing being herein collectively called "Benefit Plans") shall be given to or made available to Parent as soon as practical following the date hereof. Section 5.1(h) of the Disclosure Schedule sets forth a correct and complete list of all Benefit Plans.

     (ii) Except as disclosed in the Filed SEC Documents or in Section 5.1(h) of the Disclosure Schedule:

     (a) none of Company or any other person or any trade or business (whether or not incorporated) that together with Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any liability to, or with respect to, any "employee pension benefit plan" as defined in Section 3(2) of ERISA covered by Title IV or ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due);

     (b) none of the Benefit Plans is a "multiemployer plan" within the meaning of ERISA;

     (c) no Commonly Controlled Entity (x) is, or has been during the preceding five years, required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plan") (y) has withdrawn from any Multiemployer Plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid, and (z) has any outstanding liability with respect to a Multiemployer Plan;

     (d) nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has or will make Company or any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code;

     (e) each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code;

     (f) none of the Benefit Plans promises or provides retiree medical or life insurance benefits to any person;

     (g) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law;

     (h) each of Company and its Subsidiaries and ERISA Affiliates which maintain a "benefit plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA and the regulations thereunder; and

     (i) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (A) any payment or increase in any benefits becoming due under any Benefit Plan or any compensation arrangement, (B) the acceleration of the time of payment or vesting of any such benefits or (c) an increase in severance benefit payable under any plan or agreement; provided, however, that the failure of the representations set forth in clauses (a), (d), (e), (g) and (h) to be true and correct shall not be deemed to be a breach of any such representation unless any such failure, individually or in the aggregate is reasonably likely to result in a Material Adverse Effect.

     (i)  Taxes.  Except as set forth in Section 5.1(i) of the Disclosure
          -----
Schedule:

     (A) Except where the failure to do so would not have a Material Adverse Effect on Company, each of Company and its Subsidiaries (and any affiliated or unitary group of which any of them was a member) has (i) timely filed all federal and all state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it on or prior to the date hereof in respect of any Taxes (as defined below) and have completed such Returns so as to be true, complete and correct in all material respects, (ii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date hereof, and (iii) timely withheld and paid over to the proper governmental authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and its Subsidiaries (and any affiliated or unitary group of which any of them was a member) has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence.

     (B) (i) Section 5.1(i) of the Disclosure Schedule sets forth the last taxable period (x) through which the federal Returns of Company and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or (y) for which the date for assessment and collection of any deficiency of federal income tax has expired; (ii) all deficiencies asserted as a result of any examinations of Returns, the amount of which would have a Material Adverse Effect on Company, have been paid, fully settled or adequately provided for in Company's most recent financial statements included in the Filed SEC Documents;
(iii) no tax audits or other administrative proceedings or court proceedings are presently pending with respect to Company or any of its Subsidiaries with regard to any Taxes the amount of which would have a Material Adverse Effect on Company; and (iv) Company has not received notice that any deficiency for any Taxes, the amount of which would have a Material Adverse Effect on Company, has been proposed, asserted or assessed against Company or any of its Subsidiaries, by any federal, state, local or foreign taxing authority or court with respect to any period.

     (C) Neither Company nor any of its Subsidiaries has executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes the amount of which would have a Material Adverse Effect on Company.

     (D)  Neither Company nor any of its Subsidiaries has made an election under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

     (E) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material tax sharing agreement or similar agreement or arrangement.

     (F) Company has not agreed to make, nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (G) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii).

     For purposes of this Agreement, "Taxes" shall mean all Federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     (j)  Section 162 (m) of the Code.  Except as disclosed in Section 5.1(j) of
          ---------------------------
the Disclosure Schedule, to the knowledge of Company the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Company or any subsidiary of Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

     (k) Voting Requirements.  If Section 253 of the DGCL is inapplicable or
         -------------------
unavailable to effectuate the Merger, then the affirmative vote of a majority of the votes cast by the holders of Shares entitled to vote thereon at the Stockholders Meeting described in Section 7.2 with respect to the approval of the Merger is the only vote of the holders of any class or series of Company's capital stock or other securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     (l) Compliance with Applicable Laws.  All federal, state, local and foreign
         -------------------------------
governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Environmental Laws) necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or in the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Company.

     (m) Opinion of Financial Advisor.  Company has received the opinion of
         ----------------------------
Merrill Lynch, dated the date hereof (a true and complete copy of which has been delivered to Parent), to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Company's stockholders is fair to Company's stockholders from a financial point of view, and, as of the date hereof, such opinion has not been withdrawn or modified.

     (n) Brokers.  No broker, investment banker, financial advisor or other
         -------
person, other than Merrill Lynch, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

     (o) Litigation, etc.  As of the date hereof, except as disclosed in Section
         ---------------
5.1(o) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

     (p) Environmental Laws.  (i) For purposes of this Agreement, the following
         ------------------
terms shall have the following meanings:  (i) "Hazardous Substances" means (A)
                                               --------------------
those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii)

"Environmental Laws" means any federal, state or local law relating to (A)
-------------------
releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

     (ii) Except as disclosed in Section 5.1(p) of the Disclosure Schedule and except as would not have a Material Adverse Effect: (i) Company has not violated and is not in violation of any Environmental Law; (ii) none of the properties owned or leased by Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) Company is not actually or potentially nor, to the best knowledge of Company, allegedly liable for any off-site contamination; (iv) Company is not actually or potentially nor, to the best knowledge of Company, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens);
(v) Company has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (vi) Company is in
                              ---------------------
material compliance with its Environmental Permits.

     (q) Material Contracts.  There have been made available to Parent, its
         ------------------
affiliates and their representatives true and complete copies of all of the following contracts to which Company or any of its subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of Company or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of Company, are material to Company. Except as set forth on Schedule 5.1(q), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.1(q), neither Company nor any Subsidiary is in default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in default thereunder in any material respect except for those defaults that individually or in the aggregate would not have a Material Adverse Effect.

     (r) Unlawful Payments and Contributions.  To the knowledge of Company,
         -----------------------------------
neither Company, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     (s) Real Property; Other Assets.  (i) Section 5.1(s)(i) of the Disclosure
         ---------------------------
Schedule sets forth all of the real property owned in fee by Company and its Subsidiaries (the "Owned Real Property"). Each of Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of Company included in the Filed SEC Documents (the "Balance Sheet"), (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) Liens of record and other Liens which individually or in the aggregate would not have a Material Adverse Effect on Company (collectively "Permitted Liens").

     (ii) Company has heretofore made available to Parent true, correct and complete copies (or accurate summaries or abstracts) of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property") (including all modifications, amendments and supplements thereto). Except in each case where the failure individually or in the aggregate would not have a Material Adverse Effect on Company (i) each Real Property Lease is valid and binding on Company and in full force and effect, (ii) all rent and other sums and charges payable by Company and its Subsidiaries as tenants thereunder are current in all material respects, and (iii) no termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease. Except as would not individually or in the aggregate have a Material Adverse Effect on Company, each of Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except for Permitted Liens.

     (t) Labor Matters.  (i)  Except as set forth on Section 5.1(t)(i) of the
         -------------
Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore made available to Parent true, complete and correct copies of the (A) employment agreements listed on Section 5.1(t)(i) of the Disclosure Schedule and (B) labor or collective bargaining agreements listed on such Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

     (ii) No employees of Company or any of its Subsidiaries are represented by any labor organization. To the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

     (iii) Except as set forth on Section 5.1(t)(iii) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would cause a Material Adverse Effect on Company, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would cause a Material Adverse Effect.

     SECTION 5.2  Representations and Warranties of Parent and Purchaser.
                  ------------------------------------------------------
Parent and Purchaser represent and warrant to Company as follows:

     (a) Organization, Standing and Corporate Power.  Each of Parent and
         ------------------------------------------
Purchaser, and each Significant Subsidiary (as defined below) of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Purchaser and each other Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in cash jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed

(individually or in the aggregate) would not have a Material Adverse Effect on Parent. Parent has delivered to Company true and complete copies of the certificate of incorporation and by-laws of each of Parent and Purchaser, as amended to the date of this Agreement. As used herein, "Significant Subsidiary" means a Subsidiary that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b)  Capital Structure.  The authorized capital stock of Parent consists of
          -----------------
(i) 1,250,000,000 shares of Parent Common Stock, and (ii) 25,000,000 shares of preferred stock, without par value, of which 1,400,000 shares have been designated Series B ESOP Convertible Preferred Stock, and 1,600,000 shares have been designated Series A Junior Participating Preferred Stock. At the close of business on October 31, 1996, (i) 228,852,781 shares of Parent Common Stock and 955,813.643 shares of Series B ESOP Convertible Preferred Stock were issued and outstanding, (ii) 14,700 shares of Parent Common Stock were held by Parent in its treasury, (iii) 7,531,041 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Parent Common Stock granted under Parent's stock option plans, (iv) 1,600,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights, and (v) 2,318,541 shares of Parent Common Stock were reserved for issuance in connection with Parent's recent acquisition of Fay's Incorporated and 80,480 shares of Parent Common Stock were reserved for issuance in connection with certain stock option plans assumed by Parent in connection with the Fay's Incorporated acquisition. Except as set forth above, at the close of business on October 31, 1996, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, $.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. Except as set forth above, Parent does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Parent to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Parent or (ii) restricts the transfer of Parent Common Stock.

     (c) Authority Noncontravention.  Parent and Purchaser have all requisite
         --------------------------
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principals of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the respective certificates of incorporation or by-laws of Parent or Purchaser, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Parent. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing with the SEC of (A) the Form S-4, (B) the Offer Documents, and (C) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including, if required, the Schedule 13E-3),
(iii) the filing of the certificate of merger with the

Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) FDA, DEA, Medicare/Medicaid, State Boards of Pharmacy and governmental liquor authorities' approvals, (v) state "blue-sky" filings, (vi) NYSE approvals, (vii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 5.2(c) of the Disclosure Schedule and (viii) any other applicable filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect.

     (d) SEC Documents.  (i) Parent has filed all required reports, schedules,
         -------------
forms, statements and other documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (ii) As of the date hereof, there are no liabilities of Parent or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, whether due or to become due, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect with respect to Parent, other than as set forth in the Parent SEC Documents.

     (e) Information Supplied.  None of the information supplied or to be
         --------------------
supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Forms S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the
Schedule 14D-1, the Schedule 14D-9, the Proxy Statement or, if required, the
Schedule 13E-3 will, at the date such documents are respectively filed with the SEC, at any date on which they may be amended or supplemented and, in the case of the Proxy Statement and the Schedule 14D-9, the date such documents are first mailed to Company's stockholders and at the time of the Stockholders Meeting described in Section 7.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Schedule 14D-1 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in such documents based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

     (f) Absence of Certain Changes of Events.  Except as disclosed in the
         ------------------------------------
Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been
(i) any change which would have a Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's outstanding capital stock (other than regular quarterly cash dividends of $.52 per share on Parent Common Stock and regular cash dividends on the Parent's Series B ESOP Convertible Preferred Stock, in each case, in accordance with usual record and payment dates and in accordance with the Parent's present dividend policy),
(iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Filed Parent SEC Documents or required by a change in generally accepted accounting principles.

     (g)  Purchaser; Financing.  Parent owns all of the outstanding capital
          --------------------
stock of Purchaser. At all times prior to the Effective Time, no person other than Parent has owned, or will own, any of the outstanding capital stock of Purchaser.

Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Purchaser has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Offer and the Merger. Except as contemplated by this Agreement, Purchaser has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever. Parent and Purchaser will have, at or before the Acceptance Date, adequate funds to accept for payment, purchase and pay for all of the Shares tendered and not withdrawn pursuant to the Offer and will have funds available pursuant to definitive financing agreements or otherwise to pay the Merger Consideration for the Reverse Merger.

     (h)  Brokers.  No broker, investment banker, financial advisor or other
          -------
person, other than CS First Boston Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's. or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     (i)  Compliance with Applicable Laws.  Each of Parent and its Subsidiaries
          -------------------------------
has in effect all Permits including, without limitation, Permits required under Environmental Laws necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents, Parent and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Parent.

     (j)  Unlawful Payments and Contributions.  To the knowledge of Parent,
          -----------------------------------
neither Parent, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any of Parent's funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     (k) Environmental Laws.  Except as would not have a Material Adverse
         ------------------
Effect: (i) Parent has not violated and is not in violation of any Environmental Law; (ii) none of the properties owned or leased by Parent (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) Parent is not actually or potentially nor, to the best knowledge of Parent, allegedly liable for any off-site contamination; (iv) Parent is not actually or potentially nor, to the best knowledge of Parent, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) Parent has all Environmental Permits; and (vi) Parent is in material compliance with its Environmental Permits.


                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.1  Conduct of Business of Company Prior to the Merger.  Except as
                  --------------------------------------------------
contemplated by this Agreement, during the period from the date of this Agreement to the earlier to occur of (1) the Control Date, and (2) the Effective Time, Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

     (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (z), for the acquisition of shares of common stock from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options outstanding on the date of this Agreement;

     (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities other than
(A) upon the exercise of Options outstanding on the date of this Agreement, or
(B) pursuant to the Stock Option Agreement;

     (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

     (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any direct or indirect wholly-owned Subsidiary of Company) other than the acquisition of drug stores, drug store chains or other home health businesses consistent with Company's current operations for a purchase price not in excess of $20 million individually or $50 million in the aggregate; provided, however, that Company shall not make any
                          --------  -------
acquisition of drug stores, drug store chains or other home health businesses for a purchase price in excess of $15 million individually or $40 million in the aggregate without prior consultation with Parent;

     (v) directly or indirectly sell, mortgage or otherwise encumber or subject to any Lien other than Permitted Liens or otherwise dispose of any of its properties or assets that are material to Company and its Subsidiaries taken as a whole, except for the sale of inventory in the ordinary course of business except for immaterial divestitures as may be required by law;

     (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly-owned Subsidiary of Company or (y) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly-owned Subsidiary of Company and other than routine advances to employees, except, in the case of clause (x) for borrowings under existing credit facilities in the ordinary course of business;

     (vii) make any material tax election or settle or compromise any material income tax liability of Company or of any of its Subsidiaries. Company shall, before filing or causing to be filed any material tax return of Company or any of its Subsidiaries, consult with and obtain the approval of Parent and its advisors as to the positions and elections that may be taken or made with respect to such return;

     (viii) except as disclosed in Section 6.1(a)(viii) of the Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations that are not material to Company and its Subsidiaries taken as a whole;

     (ix) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law;

     (x) other than in the ordinary course of business consistent with past practices, enter into or amend any employment, consulting, severance or similar agreement with any individual;

     (xi) waive any claims or rights having a value in excess of $2 million individually or $10 million in the aggregate;

     (xii) make any change in any method of accounting or accounting practice or policy except as required by any changes in generally accepted accounting principles;

     (xiii) incur or enter into any material commitment (including, but not limited to, any leases, capital expenditures or purchases of assets) other than in accordance with the existing business plans of Company provided to Parent

(including any capital budget contained therein) or purchases of inventory in the ordinary course of business consistent with past practice;

     (xiv) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business;

     (xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (other than as expressly permitted pursuant to this Agreement);

     (xvi) other than in the ordinary course of business consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under
Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

     (xvii) close, shut down, or otherwise eliminate any of Company's stores other than in the ordinary course of business consistent with past practice;

     (xviii)  change the name of Company's stores;

     (xix) close, shut down, or otherwise eliminate any of Company's distribution centers;

     (xx) move the location, close, shut down or otherwise eliminate Company's headquarters, or effect a general staff reduction at such headquarters;

     (xxi) authorize any of, or commit or agree to take any of, the foregoing actions.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1  Preparation of the Proxy Statement and the Form S-4;
                  ----------------------------------------------------
Accountant's Letters.  (a)  As soon as practicable following the date hereof:
--------------------

     (i) Company shall, in consultation with Parent and Purchaser, prepare and file with the SEC, as soon as practicable after the date hereof, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this Agreement. Company, Parent and Purchaser shall cooperate with each other in the preparation of the Preliminary Proxy Statement. Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to Company's stockholders at the earliest practicable date after the Form S-4 is declared effective by the SEC. Company agrees to afford Parent and its counsel a reasonable opportunity to (i) review and comment upon the Preliminary Proxy Statement prior to its being filed with the SEC and to provide Parent and its counsel with copies of any comments Company or its counsel may receive from the SEC or its staff with respect thereto promptly after the receipt of such comments and (ii) review and comment upon the Proxy Statement prior to its being mailed to Company's stockholders.

     (ii) Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing; provided,
                                                                 --------
however, that Parent may delay the effectiveness of the Form S-4 for up to 21
-------
days, or such longer period of time consented to by Company, which consent shall not be unreasonably withheld, in order for Parent to implement its proposed stock repurchase program; provided, further, that Parent shall use its best
                          --------  -------
efforts to cause such repurchase program to be implemented as promptly as practicable after the date hereof. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of the Shares as may be reasonably requested in connection with any such action.

     (iii) If required under the Exchange Act, Company and Parent shall jointly file with the SEC the Schedule 13E-3 with respect to the transactions contemplated by this Agreement at the time such filing may be required, and Company and Parent shall respectively cause the Form S-4, the Proxy Statement and the Schedule 13E-3 to be amended as and when required by the Exchange Act.

     (b) Company shall use its best efforts to cause to be delivered to Parent a letter of KPMG Peat Marwick LLP, Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a letter of KPMG Peat Marwick LLP, dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     (c) Parent shall use its best efforts to cause to be delivered to Company a letter of KPMG Peat Marwick LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick LLP, dated a date within two business days before the Closing Date, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 7.2  Stockholders Meeting.  Company shall (and after the Control
                  --------------------
Date Parent shall), take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the NYSE, and its certificate of incorporation and by-laws, to convene a special meeting of the stockholders of Company (the "Stockholders Meeting"), if necessary, as promptly as practicable after the consummation of the Offer and the effectiveness of the Registration Statement for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 7.8, the Board of Directors of Company shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Stockholders Meeting. At the Stockholders Meeting, Parent and Purchaser shall vote all Shares beneficially owned by them in favor of the adoption and approval of this Agreement and the Merger.

     SECTION 7.3  Access to Information; Confidentiality.  (a) Company shall,
                  --------------------------------------
and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties, books, contracts, commitments, tax returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Parent shall, and shall cause each of its Subsidiaries to, afford to Company and to Company's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its books, contracts, commitments, tax returns, personnel and records and during such period, parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Company such information concerning its business, properties, financial condition, operations and personnel as Company may from time to time reasonably request. Any such investigation by Parent or Company shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent and Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence to the extent required by, and in accordance with the provisions of the letter dated October 16, 1996, between Parent and Company.

     SECTION 7.4  Best Efforts.  Upon the terms and subject to the conditions
                  ------------
and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VIII.

     SECTION 7.5  Indemnification; Directors' and Officers Insurance.  (a)  The
                  --------------------------------------------------
certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the

Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).

     (c) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Company (or them and Parent and the Surviving Corporation after the Effective Time) and Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Company, Parent nor
                                     --------
the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 7.5 except to the extent such failure prejudices such party), and shall deliver to Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Company,

Parent and Purchaser agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in
                    --------  -------
respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     (d) For a period of two years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Purchaser, Company and the Surviving Corporation.

     SECTION 7.6  Public Announcements.  Parent and Purchaser, on the one hand,
                  --------------------
and Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 7.7  No Solicitation; Acquisition Proposals.  Until the termination
                  --------------------------------------
of this Agreement, Company shall not, and shall not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its or their officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action; provided, however, that nothing in this Agreement shall
                      --------  -------
prohibit the Board of Directors of Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date hereof, if the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (a) such Acquisition Proposal would be more favorable to Company's stockholders than the Offer and the Merger, (b) such Acquisition Proposal contains no financing condition and (c) the failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law, and, prior to taking such action, Company (i) provides prompt notice to Parent of receipt of any such proposal to the effect that it is taking such action (which notice shall identify the nature and material terms of the proposal) and (ii) prior to furnishing any non-public information to such person, receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter referred to in the last sentence of Section 7.3. Company shall keep Parent fully and timely informed of the status of the same. For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement with Parent or Purchaser) involving Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 33-1/3 percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Nothing contained in this Section 7.7 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders which, in the good faith judgment of the Board of Directors of Company based on the advice of outside counsel, is required under applicable law; provided that
                                                                 --------
Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal except as expressly permitted above.

     SECTION 7.8  Consents, Approvals and Filings.   (a)  Upon the terms and
                  -------------------------------
subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Offer and Merger and the other transactions contemplated herein (together, the "Transactions") and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     (b) Without limiting the generality of the foregoing, each of the parties hereto agrees, and shall cause each of its respective Subsidiaries to cooperate and to use their respective best efforts to obtain any government clearances required for completion of the Transactions (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of any of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of the parties hereto also agrees to take any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the

Transactions; entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, Company or any of their affiliates. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Parent shall be entitled to direct any proceedings or negotiations with any governmental entity relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein.

     SECTION 7.9  Stockholder Litigation.  Company shall give Parent the
                  ----------------------
opportunity to participate in the defense or settlement of any stockholder litigation against Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall
                                --------  -------
be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

     SECTION 7.10  Board Action Relating to Stock Option Plans.  As soon as
                   -------------------------------------------
practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering a Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Options in accordance with Section 3.2 and shall make such other changes to Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     SECTION 7.11  Employment and Employee Benefit Matters.  Parent, Purchaser
                   ---------------------------------------
and Company agree with respect to employment and employee benefit matters as set forth in Annex 3.

     SECTION 7.12  Affiliates and Certain Stockholders. Prior to the Closing
                   -----------------------------------
Date, Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates, and the certificates representing Parent Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions.

     SECTION 7.13  NYSE Listing. Parent shall use its best efforts to cause the
                   ------------
shares of Parent Common Stock to be issued in the Merger if the Stock Condition has been met to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     SECTION 8.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval.  This Agreement and the Merger shall have been
         --------------------
approved and adopted by the affirmative vote of the requisite number of stockholders of Company, and in the manner, as shall be required pursuant to Company's certificate of incorporation, by-laws, the DGCL and other applicable law, and the rules of the NYSE.

     (b) No Injunctions or Restraints.  No temporary restraining order,
         ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and the Merger shall be in effect; provided, however,
                                                             --------  -------
that the party invoking this condition shall have complied with its obligations under Section 7.8.

     (c)  NYSE Listing. The shares of Parent Common Stock issuable to Company's
          ------------
stockholders pursuant to this Agreement if the Stock Condition has been satisfied shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (d)  Form S-4. The Form S-4 shall have been declared effective under the
          --------
Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     SECTION 8.2  Conditions to Obligations of Parent and Purchaser.  The
                  -------------------------------------------------
obligations of Parent and Purchaser to effect the Merger are further subject to the following conditions:

     (a)  Purchase of Shares in the Offer.  Parent or Purchaser shall have
          -------------------------------
accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided, however, that this condition shall not be
                        --------  -------
applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     SECTION 8.3  Conditions to Forward Merger.  The obligation of the Parties
                  ----------------------------
to effect the Forward Merger is subject to the following conditions:

     (a) Company Tax Opinion.  Company shall have received an opinion of
         -------------------
Shearman & Sterling, dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Purchaser and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Shearman & Sterling may receive and rely upon representations contained in certificates of Parent and Company substantially in the form of Annex 1 hereto.

     (b)  Parent Tax Opinion.  Parent shall have received an opinion of Weil,
          ------------------
Gotshal & Manges LLP, dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Purchaser and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Parent, Purchaser or Company as a result of the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates of Parent and Company substantially in the form of Annex 2 hereto.

     (c)  Conversion to Reverse Merger.  If either the opinion of Weil, Gotshal
          ----------------------------
& Manges LLP or the opinion of Shearman & Sterling referred to above cannot be rendered, then the Reverse Merger shall be effected pursuant to Section 2.1.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1  Termination.  (a) This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned at any time prior to the Control Date (or in the case of clause (v) or (vi) below, the Effective Time), notwithstanding approval thereof by the stockholders of Company, in any one of the following circumstances:

     (i) By mutual written consent duly authorized by the Boards of Directors of Parent and Company.

     (ii) By Company, if the Offer has not been timely commenced in accordance with Section 1.1; provided, however, that Company may not terminate this
                  --------  -------
Agreement pursuant to this clause (ii) if Company is in material breach of the Agreement.

     (iii) By Parent or Company, if, without any material breach by such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before February 1, 1997; provided, however, that this Agreement shall be automatically extended for
      --------  -------
120 days thereafter if the purchase of Shares shall not have occurred on or before February 1, 1997 as a result of the failure (A) to receive the necessary governmental clearances or (B) to resolve any matter referred to in Section 8.1(b) and the parties are diligently pursuing such governmental clearances or the resolution of such matter.

     (iv) By Parent or Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable provided that neither party may
                                           --------
terminate this Agreement pursuant to this clause (v) if it has not complied with its obligations under Section 7.8.

     (v) By Parent or Company if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of Company shall not have been obtained.

     (vi) By Company, if it shall have received an Acquisition Proposal, and Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determines in good faith that failure to accept such Acquisition Proposal would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law; provided, however, Company shall have given Parent and Purchaser at least 24
--------  -------
hours advance written notice of any termination pursuant to this clause (vii) and shall have made the payment to Parent of the Fee and Expenses

(each as defined in Section 9.1(b)) required to be paid pursuant to Section 9.1(b).

     (vii) By Parent, if the Board of Directors of Company shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (B) endorsed or recommended to its stockholders an Acquisition Proposal or (C) resolved to do any of the foregoing.

     (viii) By Parent or Company, if (A) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a material representation or warranty of the other party contained in this Agreement shall have been untrue in any material respect on the date when made and at the expiration date, or in the case of any representations and warranties that are made as of a different date, as of that date.

     (b) If this Agreement or the transactions contemplated hereby are terminated pursuant to:

     (A)  Section 9.1(a)(vi), or

     (B)  Section 9.1(a)(vii);

then, in such event, Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $90,000,000 (the "Fee"), which amount shall be payable in immediately available funds.

     SECTION 9.2  Effect of Termination.  In the event of the termination and
                  ---------------------
abandonment of this Agreement pursuant to Section 9.1(a) hereof, this Agreement (except for the provisions of the last sentence of Section 7.3, and Sections 5.1(n), 5.2(h), 7.6, this Section 9.2, Article X and paragraph (b) of Section 9.1) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 9.2 shall relieve any party to
--------  -------
this Agreement of liability for any willful or intentional breach of this Agreement.

     SECTION 9.3  Amendment.  Subject to the applicable provisions of the DGCL
                  ---------
and the provisions of Section 1.3(c), at
any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of
                                    --------  -------
the Merger by the stockholders of Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 9.4  Extension; Waiver.  Subject to the provisions of Section
                  -----------------
1.3(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 9.5  Procedure for Termination, Amendment, Extension or Waiver.  A
                  ---------------------------------------------------------
termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section
9.4 shall, in order to be effective, require in the case of Parent, Purchaser or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1  Nonsurvival of Representations and Warranties.  None of the
                   ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 10.2  Fees and Expenses.  Except as provided otherwise in
                   -----------------
paragraphs (b) and (c) of Section 9.1, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than the expenses incurred in connection with printing and mailing proxy materials to stockholders, which shall be shared equally by Parent and Company.

     SECTION 10.3  Definitions.  For purposes of this Agreement:  (a)  an
                   -----------
"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

     (c)  "knowledge" means the actual knowledge of any officer of Company;

     (d) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

     (e) a "Material Adverse Effect" with respect to any person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its Subsidiaries taken as a whole, except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the drug store industry;

     (f)  the "NYSE" means the New York Stock Exchange;

     (g) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (h) a "Subsidiary" of any person means any other person of which (A) the first mentioned person or any Subsidiary thereof is a general partner, (B) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (C) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     SECTION 10.4  Notices.  All notices, requests, claims, demands and other
                   -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to Parent, to

                    J.C. Penney Company, Inc.
                    6501 Legacy Drive
                    Plano, Texas  75024
                    Attention:  General Counsel
                    Telecopy: (972) 431-1133

                    with a copy (which shall not constitute notice) to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York 10153
                         Attention:  Dennis J. Block, Esq.
                         Telecopy:  (212) 310-8007

               (ii) if to Company, to

                    Eckerd Corporation
                    8333 Bryan Dairy Road
                    Largo, Florida  34647
                    Attention:   President and Chief
                                 Executive Officer
                    Telecopy:  (813) 399-7287

                    with a copy (which shall not constitute notice) to:

                         Shearman & Sterling
                         599 Lexington Avenue
                         New York, New York
                         Attention: John A. Marzulli, Jr. and
                                    Clare O'Brien
                         Telecopy: (212) 848-7179

     SECTION 10.5  Interpretation.  When a reference is made in this Agreement
                   --------------
to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 10.6  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10.7  Entire Agreement; Third-Party Beneficiaries.  This Agreement
                   -------------------------------------------
constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including, without limitation, any employees of Company), other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 7.5 (solely in respect of officers and directors of Company and its Subsidiaries) to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

     SECTION 10.8  Governing Law.  This Agreement shall be governed by, and
                   -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.9  Assignment.  Neither this Agreement nor any of the rights,
                   ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct wholly-owned Subsidiary of Parent without the prior consent of Company; provided that Parent shall remain liable for all
                              --------
of its obligations and all obligations of any of its Subsidiaries or any of its assignees under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.10  Enforcement.  The parties agree that irreparable damage
                    -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.11  Severability.  Whenever possible, each provision or portion
                    ------------
of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                            [signature page follows]

     IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                    ECKERD CORPORATION


                    By: /s/ Frank Newman
                       -----------------------------------------------
                    Name:  Frank Newman
                    Title: President and Chief Executive Officer


                    J.C. PENNEY COMPANY, INC.


                    By: /s/ James E. Oesterreicher
                       -----------------------------------------------
                    Name:  James E. Oesterreicher
                    Title: Vice Chairman and Chief Executive Officer


                    OMEGA ACQUISITION CORPORATION


                    By: /s/ Donald A. McKay
                       -----------------------------------------------
                    Name:  Donald A. McKay
                    Title: President

                                                   Exhibit A to Merger Agreement

                            CONDITIONS OF THE OFFER
                            -----------------------


     Unless otherwise defined in this Exhibit A, capitalized terms used in this Exhibit A have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger among Parent, Purchaser and Company to which this Exhibit A is attached (the "Agreement").

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any such Shares tendered, and, subject to the provisions of the Agreement, may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if, (1) the Minimum Condition (as defined below) shall not have been satisfied, (2) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (3) at any time before acceptance for payment of, or payment for, Shares, any of the following events shall occur or be deemed to have occurred:

          (A) there shall be pending any suit, action, or proceeding by any Governmental Entity that has not been dismissed or otherwise withdrawn (1) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger, (2) seeking to prohibit or materially limit the ownership or operation by Parent, Company or any of their respective Subsidiaries of a material portion of the business or assets of Company and its Subsidiaries, taken as a whole, and/or Parent and its Subsidiaries, taken as a whole, or to compel Parent or Company to dispose of or hold separate any material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, and/or Company and its Subsidiaries, taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement, (3) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of Company, (4) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of Company and its Subsidiaries; provided that Parent shall have complied with its obligations under Section 7.8 or (5) otherwise materially adversely affecting the business, financial condition or results of operations of Company except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the drug store industry; or

          (B) any Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that, (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any material transaction contemplated by the Agreement, (2) prohibits or limits materially the ownership or operation by the Parent, Company or any of their Subsidiaries of all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole, or compels Parent, Company or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole, (3) imposes material limitations on the ability of Parent or any of its Subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any such Shares acquired pursuant to the Offer or otherwise on all matters properly presented to Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby, (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have complied with its obligations under Section 7.8 or (5) otherwise materially adversely affecting the business, financial condition or results of operations of Company except for any such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the drug store industry; or

          (C) any of the representations and warranties of Company set forth in the Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, on the date when made and at the expiration date, or in the case of any representations and warranties that are made as of a different date, as of that date; or

          (D) Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement and such failure continues for twenty business days after actual receipt by Company of a written notice from Parent setting forth in detail the nature of such failure; or

          (E) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of Company; or

          (F) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in section 13(d)(3) of the Exchange Act), other than Parent and its Subsidiaries or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) of more than 33-1/3 percent of the Shares outstanding, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 33-1/3 percent of such Shares; or

          (G) there shall have occurred and continued for at least two business days (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any Governmental Entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States, (3) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States including a decline of at least 25% in the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index, (4) a commencement of a war directly involving the United States or (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     For purposes of the Offer, the "Minimum Condition" shall mean the condition that 35,252,986 Shares or such other number of Shares representing not less than 50.1% of all outstanding Shares as of the expiration of the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

     The foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent and Purchaser, in whole or in part, from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                                   Exhibit B to Merger Agreement

                          [Form of Affiliate Letter]



J.C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024

Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Eckerd Corporation a Delaware corporation (the "Company"), as such term is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996 (as amended from time to time, the "Merger Agreement"), among J.C. Penney Company, Inc., a Delaware Corporation ("Parent"), Omega Acquisition Corporation, Inc., a Delaware corporation ("Acquiror"), and the Company, subject to the satisfaction of certain conditions contained in the Merger Agreement, either the Company will be merged with and into Acquiror or Acquiror will be merged with and into the Company (the "Merger").

          Pursuant to the Merger Agreement, if the Forward Merger (as defined in the Merger Agreement) is effected, each share of common stock, par value $.01 per share, of the Company owned by me, if any, immediately prior to the effective time of the Merger will be converted into Parent common stock par value $.50 per share (the "Shares").

          I represent, warrant and covenant to Parent and Acquiror that, with respect to all Shares received by me as a result of the Merger:

          1. I shall not make any sale, transfer or other disposition of the Shares in violation of the Securities Act or the Rules and Regulations.

          2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and any other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares to the extent I felt necessary, with my counsel or counsel for the Company.

          3. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Securities Act. However, I have also been advised that, since at the time the Merger Agreement was submitted for a vote of the stockholders of the Company, I may be deemed to have been an "affiliate" of the Company and the distribution by me of Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act or is made in conformity with Rule 145 under the Securities Act, or (ii) in the opinion of counsel reasonably acceptable to Acquiror, or pursuant to a "no action" letter obtained by me from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          4. I understand that Acquiror will give stop transfer instructions to Acquiror's transfer agent with respect to the Shares and that the certificates for the Shares issued to me, or any substitutions therefor, will bear a legend substantial to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED _________ __, 1996, BETWEEN THE REGISTERED HOLDER HEREOF AND J.C. PENNEY COMPANY, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF J.C. PENNEY COMPANY, INC."

          5. I also understand that unless the transfer by me of my Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule

145, Acquiror reserves the right to place the following legend on the certificates issued to any transferee:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          It is understood and agreed that the legends set forth in paragraphs 4 and 5 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date I acquired the Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) three years shall have elapsed from the date I acquired the Shares received in the Merger and the provisions of Rule 145(d)(3) are then available to me, or (iii) Acquiror has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Acquiror, or a "no-action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

          Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                              Sincerely,



                              ___________________________________
                              Name:


Accepted this __ day of
_______ __, 1996:


J.C. PENNEY COMPANY, INC.


By:______________________________
   Name:
   Title:

                                                   Exhibit C to Merger Agreement





































Exhibit C to the Merger Agreement is filed as Exhibit (c)(2) to this Schedule 14D-1

                                                     Annex 1 to Merger Agreement

                               ECKERD CORPORATION
                             OFFICER'S CERTIFICATE

     In connection with the merger (the "Merger") of Eckerd Corporation (the "Company") with and into Omega Acquisition Corporation ("Purchaser"), a direct wholly-owned subsidiary of J.C. Penney Company, Inc. ("Parent"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of November 2, 1996 (the "Merger Agreement"), the Company hereby represents the following:

     1. The fair market value of the stock of Parent ("Parent Stock") to be received by each shareholder of the Company (other than Parent) will be approximately equal to the fair market value of Company stock surrendered in the exchange.

     2. To the best of the knowledge of the management of the Company, there is no plan or intention on the part of the shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Parent Stock received in the Merger that would reduce such Company shareholders' ownership of shares of Parent Stock to a number of shares having a value, as of the date of the Merger, of less than 45 percent of the value of all of the formerly outstanding shares of Company stock as of the same date. For purposes of this representation, shares of Company stock exchanged for cash or property or exchanged for cash in lieu of fractional shares of Parent Stock will be treated as outstanding shares of Company stock on the date of the Merger. In addition, and not in limitation of the foregoing, the Company has considered, in making this representation, any shares of Company stock that have been sold, redeemed or otherwise disposed of by shareholders of the Company who own five percent or more of Company stock, or by shareholders who are officers or directors of the Company, after the announcement of the Merger and prior to the Effective Time to the extent the management of the Company has knowledge of any such sales, redemptions or dispositions. Except as set forth on Annex I hereto, to the knowledge of management of the Company, there are no shareholders who own five percent or more of the Company stock.

     3. The Company and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

     4. The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     5. On the date of the Merger, the fair market value of the assets of the Company transferred to Purchaser will exceed the sum of the liabilities of the Company assumed by Purchaser, plus the amount of liabilities, if any, to which the assets are subject.

     6. The Company is not under the jurisdiction of a court in a Title 11, or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     7. Purchaser will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the Company held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to Company shareholders who receive cash or other property in the Merger, amounts used by the Company to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger.

     8. The Merger Agreement represents the full and complete agreement among Parent, Purchaser, and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

      9. There is no intercorporate indebtedness existing between Parent and the Company or between Purchaser and the Company that was issued, acquired or will be settled at a discount.

     10. The liabilities of the Company to be assumed by Purchaser and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of business.

     11. The payment of cash in lieu of fractional shares of Parent Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.
     12. None of the Parent Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, past or future services. None of the compensation received by any shareholder-employee of the Company is separate consideration for, or allocable to, such shareholder-employee's shares of the Company stock surrendered in the Merger, and the compensation paid to such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          IN WITNESS WHEREOF, the Company has executed this Certificate on this __ day of _____________, 1996.
                                            ECKERD CORPORATION

                                            By: _____________________________
                                                Name:
                                                Title:

                                                     Annex 2 to Merger Agreement

                           J.C. Penney Company, Inc.
                             OFFICER'S CERTIFICATE


          In connection with the merger (the "Merger") of Eckerd Corporation (the "Company") with and into Omega Acquisition Corporation ("Purchaser"), a direct wholly-owned subsidiary of J.C. Penney Company, Inc. ("Parent"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of November 2, 1996 (the "Merger Agreement"), Parent hereby represents, on behalf of Parent and Purchaser, the following:

     1. The fair market value of the stock of Parent ("Parent Stock") to be received by each shareholder of the Company (other than Parent or Purchaser) will be approximately equal to the fair market value of Company stock surrendered in the exchange.

     2. Parent has no plan or intention to redeem or otherwise reacquire the Parent Stock issued in the Merger, other than in connection with the repurchase of fractional shares.

     3. Parent has no plan or intention to liquidate Purchaser; to merge Purchaser with or into another corporation; to sell or otherwise dispose of the stock of Purchaser; or to cause Purchaser to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     4. Parent and Purchaser will pay their respective expenses, if any, incurred in connection with the Merger, and will not pay any of the expenses of the Company or its shareholders.

     5.  Neither Parent nor Purchaser is an investment company as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code.

     6. Before the Merger, Parent will be in control of Purchaser within the meaning of Section 368(c) of the Code.

     7. Following the Merger, Purchaser will not issue additional shares of its stock that would result in Parent losing control of Purchaser within the meaning of Section 368(c) of the Code.

     8. Following the Merger, Purchaser will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business.

     9. None of the Parent Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, past or future services. None of the compensation received by any shareholder-employee of the Company is separate consideration for, or allocable to, such shareholder-employee's shares of the Company stock surrendered in the Merger, and the compensation paid to such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     10. The Merger Agreement represents the full and complete agreement among Parent, Purchaser, and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

     11. There is no intercorporate indebtedness existing between Parent and the Company or between Purchaser and the Company that was issued, acquired or will be settled at a discount.

     12.  No stock of Purchaser will be issued in the Merger.

     13. The payment of cash in lieu of fractional shares of Parent Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

          IN WITNESS WHEREOF, Parent, on behalf of Parent and Purchaser, has executed this Certificate on this __ day of ______________, 1996.


                                         J.C. Penney Company, Inc.


                                         By: ______________________________
                                             Name:
                                             Title:

                                                    Annex 3 to Merger Agreement






                           EMPLOYEE BENEFIT MATTERS

  Parent, Acquiror and the Company agree to the following with respect to the compensation and benefit programs of the Surviving Corporation and its
Subsidiaries:

  1. Continuation of Benefits. For a period of at least twelve months following
     ------------------------
the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans and arrangements which in the aggregate will provide a substantially comparable level of benefits to active and retired employees of the Surviving Corporation and its Subsidiaries, considered as a group, to those provided under the Company employee benefit plans and arrangements as in effect immediately prior to the Effective Time, it being understood and agreed that Parent shall cause the Surviving Corporation to consult with senior management of the Surviving Corporation, including Mr. Newman, before any changes are made in the benefit plans or arrangements of the Surviving Corporation during such twelve month period. Notwithstanding the foregoing, changes to the benefit plans and arrangements applicable to employees of the Surviving Corporation that would not comply with the substantially comparable standard set forth in the immediately preceding sentence shall be permitted to the extent approved by senior management of the Surviving Corporation, including Mr. Newman. All service credited to each employee by the Company or any of its Subsidiaries through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by Parent or its Subsidiaries for the benefit of the employees of the Surviving Corporation and its Subsidiaries; provided, however,
                                                             --------  -------
that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent or its Subsidiaries may be reduced by amounts payable under similar the Company plans with respect to the same periods of service. In addition, with respect to any welfare benefit plan established or maintained by Parent or its Subsidiaries for the benefit of employees of the Surviving Corporation or its Subsidiaries, Parent shall, or shall cause the relevant Subsidiary to, waive any pre-existing condition exclusions (other than any pre-existing condition that was not waived by a Company plan) and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company or any of its Subsidiaries (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

  2. Long-Term Incentive Plan. As of the Effective Time (or if later, as soon as
     ------------------------
practicable following the close of the Company's 1996 fiscal year), a pro rated bonus award will be paid in cash to each executive employee of the Company and its Subsidiaries who has been selected to participate in the Company's Executive Three (3) Year Bonus Plan (the "Three Year Plan") in accordance with Section 14 thereof, so that 100% of such executive employee's long-term bonus for the 1994-1996 cycle, 66 2/3% of his long-term bonus for the 1995-1997 cycle, and 33 1/3% of his long-term bonus for the 1996-1998 cycle shall be paid, in each case based on the actual performance of the Company through the end of its 1996 fiscal year. The maximum amount payable to all the Company's executive employees pursuant to the preceding sentence shall be $4,000,000. Following the payment of such awards, the Three Year Plan shall terminate. As soon as practicable following such termination, Parent shall cause the Surviving Corporation to implement a new long-term incentive program in place of the Three Year Plan.

  3. Annual Incentive Plan. Parent shall cause the Surviving Corporation to
     ---------------------
retain the Company's Key Management Bonus Plan (the "Company Bonus Plan") following the Effective Time, with the same employees eligible for bonuses thereunder, until bonuses are paid with respect to the Company's 1996 fiscal year. The amounts payable to each such employee participating in the Company Bonus Plan with respect to such fiscal year shall be determined pursuant to the terms of the Company Bonus Plan; provided, that appropriate adjustments shall be
                                 --------
made to the "Threshold", "Target" and "Goal" levels (as defined in Section 6 of the Company Bonus Plan) to eliminate the effect of legal, investment banking and other extraordinary fees and expenses incurred by the Surviving Corporation as a consequence of the transactions effected pursuant to this Agreement and the preparation and negotiations leading thereto. As soon as practicable following the termination of the Company Bonus Plan, Parent shall cause the Surviving Corporation to implement an annual bonus plan for key employees of Surviving Corporation in place of the Company Bonus Plan.

  4. Employment Agreements and Other Arrangements. Parent hereby agrees to cause
     --------------------------------------------
the Surviving Corporation to honor and assume, and to perform all obligations under, the employment agreements, supplemental executive retirement plans, deferred compensation plans and individual benefit arrangements with current and former employees of the Company and it Subsidiaries set forth on Exhibit 1 to this Annex 3. Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue without modification any specific employee benefit plan or arrangement (except as required by its terms) or to continue the employment of any specific person, it being understood and agreed that Parent or the Surviving Corporation may make modifications to any such employee benefit plan or arrangement only to the extent permitted by the terms thereof.

  5. Certain Change in Control Provisions.  The Company agrees to take all
     ------------
actions necessary (if any) to ensure that the transactions contemplated pursuant to this Agreement shall not constitute a "Change of Control" for purposes of (a) The Company's Pension Plan, (b) The Company's Profit Sharing Plan, (c) The Executive Excess Benefit Plan of the Company Corporation, (d) The First Executive Supplemental Benefit Plan of the Company and its Subsidiaries (as Amended and Restated as of February 3, 1996), (e) The Second Executive Supplemental Benefit Plan of the Company and its Subsidiaries (as Amended and

Restated as of February 4, 1996), (f) The Executive Deferred Compensation Plan of the Company (as Amended and Restated effective January 1, 1994), (g) The Company's Benefit Plans Trust.

                                       3